Exhibit 5.1

Darren K. DeStefano
+1: 703 456 8034
ddestefano@cooley.com

February 8, 2021

Senseonics Holdings, Inc.

20451 Seneca Meadows Parkway

Germantown, Maryland 20876

Ladies and Gentlemen:

We have acted as counsel to Senseonics Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration for resale of up to 54,165,965 shares of the Company’s common stock (the “Conversion Shares”), par value $0.001 per share (the “Common Stock”), which is the maximum number of shares that can be issued upon the conversion of up to 25,783 shares of the Company’s Series A Preferred Stock held by the certain persons identified in the Registration Statement as selling stockholders (the “Series A Shares”). The Series A Shares were issued by the Company pursuant to that certain Stock Purchase Agreement, dated as of August 9, 2020, between the Company and certain purchasers named therein (as amended, the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus included in the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Certificate of Designation and the Company’s Amended and Restated Bylaws, each as currently in effect, the Purchase Agreement and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Conversion Shares, when issued upon conversion of the Series A Shares in accordance with the terms of the Series A Shares, will be validly issued, fully paid and nonassessable.

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ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM

Senseonics Holdings, Inc.

February 8, 2021

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Darren K. DeStefano
Darren K. DeStefano

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM